Exhibit 99.1

GTx Announces Departure of CEO

- Dr. Mitchell Steiner steps down as CEO and Vice Chairman of the Board -

- Marc Hanover, GTx’s President and COO, named interim CEO -

April 4, 2014—GTx, Inc. (NASDAQ: GTXI) today announced that Mitchell S. Steiner, its vice chairman and chief executive officer (CEO) and a co-founder of the company, is leaving GTx to pursue other business interests. Dr. Steiner has stepped down from his roles as CEO and vice chairman of the Board of Directors at the company effective Thursday April 3, 2014.

Marc S. Hanover, a co-founder of GTx, has been named interim CEO by the Company’s Board. He also was elected by the Board to fill Dr. Steiner’s remaining term as a Class II director, until the annual meeting of shareholders in 2015. Mr. Hanover has served as president and chief operating officer of GTx since the company’s inception in September 1997.

“Since co-founding the company, Mitch has played an instrumental role in helping build GTx to develop novel medicines for cancer patients,” said J.R. Hyde, III, chairman of the Board of GTx. “The company remains committed to the implementation of GTx’s strategy, which includes pursuing a marketing application in Europe for enobosarm 3mg for the prevention and treatment of muscle wasting in patients with advanced non-small cell lung cancer.”

“After more than 15 years as CEO, it’s a good time for me to leave my position so that I can spend more time with my family and pursue different opportunities,” said Dr. Steiner. “I remain excited by the company’s prospects and the potential of GTx’s drug candidates to improve the lives of people living with cancer.”

GTx remains focused on the following:

•                  Completing the required Phase I studies and gaining regulatory approval of the company’s pediatric investigation plan (PIP) from the European Medicines Agency (EMA) Pediatric Committee  in order to submit by the first quarter of 2015 a marketing authorization application (MAA) in the European Union (EU) for enobosarm 3mg for the prevention and treatment of muscle wasting in patients with advanced non-small cell lung cancer (NSCLC)

•                  Completing in the 3rd quarter of this year, the company’s ongoing Phase 2 clinical study of enobosarm 9mg to treat androgen receptor and estrogen receptor positive advanced breast cancer

•                  Meeting with  the United States Food and Drug Administration (FDA) to determine an appropriate regulatory path forward in the U.S. for enobosarm 3 mg for the prevention and treatment of cancer cachexia in NSCLC, and

•                  Completing the company’s ongoing Phase 2 clinical study of GTx-758 as a secondary hormonal treatment for men with castration-resistant prostate cancer.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules for the treatment of cancer, cancer supportive care, including prevention and treatment of cancer-related muscle wasting, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements relating to the anticipated completion of GTx’s clinical trials for enobosarm (GTx-024) and GTx-758 (Capesaris®), the potential approval of GTx’s PIP from the EMA, the potential submission of a MAA to the EMA for enobosarm 3mg and the timing thereof, and GTx’s plans to meet with the FDA and a potential regulatory path forward for enobosarm 3mg in the United States. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks  (i) that GTx may be unable to successfully complete or develop, in a timely manner or at all, the Phase 1 studies and PIP necessary to enable the submission of the planned MAA; (ii) related to the uncertain and time-consuming regulatory approval process, including the risk that GTx may not be able to obtain required regulatory approvals to commercialize enobosarm 3mg in a timely manner or at all; (iii) that clinical trials being conducted by GTx may not be completed on schedule, or at all, or may otherwise be suspended or terminated or (iv) that GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise additional capital, which would force GTx to delay, reduce or eliminate its product candidate development programs. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2014 contains under the heading, “Risk Factors”, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Source: GTx, Inc.

Media:
BrewLife
Denise Powell, 510.703.9491

dpowell@brewlife.com

Investors:
GTx, Inc.
Marc Hanover, 901-507-6915
interim CEO, President and Chief Operating Officer
mhanover@gtxinc.com